EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Tiptree Financial Inc.:

We consent to the use of our reports dated March 22, 2013 and May 13, 2013, respectively, with respect to the consolidated financial statements of Tiptree Financial Inc. and subsidiaries (formerly known as Care Investment Trust Inc.) and Tiptree Financial Partners, L.P. and subsidiaries as of December 31, 2012 and 2011, and for the years then ended as incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York

September 10, 2013